SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      Global Industrial Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

          Delaware                                        75-2617871
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(State of incorporation or organization)       (IRS Employer Identification No.)

2121 San Jacinto, Suite 2500
Dallas, Texas                                             75201
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(Address of principal executive offices)                (Zip Code)


If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box.|X|               check the following box.|_|

Securities Act registration statement file number to which this form relates:
        --------------------------------
                  (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                   Name of Each Exchange on Which
       to be so Registered                  Each Class is to be Registered
       -------------------                  ------------------------------

  Preferred Stock Purchase Rights           New York Stock Exchange, Inc.
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Securities to be registered pursuant to Section 12(g) of the Act:

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                                (Title of Class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


         On February 1, 1998, Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), amended its Rights Agreement, dated as of October 31, 1995 (the "Rights Agreement"), between the Company and The Bank of New York, a New York banking corporation (the "Rights Agent"), by adoption of the First Amendment to Rights Agreement, dated as of February 16, 1998 (the "First Amendment"). The Rights Agreement was filed by the Company as an exhibit to Form 8-B on October 31, 1995. The capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Rights Agreement, as amended.

         The Second Amendment, inter alia, (i) clarifies the definitions of "Acquiring Person", "Stock Acquisition Date," "Exchange Date," and "Exchange Ratio," (ii) adds an exchange provision pursuant to which the Company may, at its option, at any time after a Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right (subject to adjustment), or, at the Company's option, for shares of Preferred Stock, cash, debt or equity securities of the Company reflecting a similar exchange ratio,
(iii) provides additional contingent events upon which the Rights will expire, including (a) the Exchange Date and (b) immediately prior to the effective time of certain mergers, consolidations or share exchanges involving the Company and
(iv) provides that the Redemption Price may be paid in cash or in securities of the Company. The First Amendment also made conforming changes.

         The foregoing description is qualified in its entirety by reference to the First Amendment which is attached as an exhibit hereto and is incorporated herein by reference.


ITEM 2.  EXHIBITS.

Exhibit No.      Description
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     (1)         First Amendment to Rights Agreement, dated as of
                 February 16, 1998, between the Company and the Rights Agent.
















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                                    SIGNATURE



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                              GLOBAL INDUSTRIAL TECHNOLOGIES, INC.



Date: March 12, 1998          By:/s/ Graham L. Adelman
                                 -----------------------------------------
                                 Name: Graham L. Adelman
                                 Title: Senior Vice President, General Counsel
                                        and Secretary































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